UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________________________________________________________
FORM 8-K
____________________________________________________________________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 29, 2020
____________________________________________________________________________
SI-BONE, INC.
(Exact name of registrant as specified in its charter)
____________________________________________________________________________

Delaware	001-38701	26-2216351
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

471 El Camino Real
Suite 101
Santa Clara, CA 95050
(Address of principal executive offices) (Zip Code)

(408) 207-0700
(Registrant’s telephone number, include area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	SIBN	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Loan Agreement

On May 29, 2020, SI-BONE, Inc. (the “Company”) entered into a Loan and Security Agreement (the “Loan Agreement”) with Solar Capital Ltd., a Maryland corporation (“Solar”), as collateral agent, and the lenders from time to time party thereto (collectively, the “Lenders”).

Upon entry into the Loan Agreement (the “Closing”) the Company borrowed $40.0 million pursuant to a term loan (the “Solar Term Loan”). The Company used the proceeds of the Solar Term Loan to repay in full and terminate the Company’s existing credit facility with BioPharma Credit Investments IV Sub LP (the “Pharmakon Term Loan”).

Interest on the Solar Term Loan will be payable monthly at a floating annual rate of 9.40% plus the greater of (i) the London Inter-bank Offered Rate published by the Intercontinental Exchange Benchmark Administration Ltd. for a period of one month and (ii) 0.33%. The maturity date for the Solar Term Loan will be June 1, 2025 (the “Maturity Date”). Commencing on July 1, 2023, the Company will be required to make monthly principal amortization payments.

The Company may elect to prepay the Solar Term Loan prior to the Maturity Date subject to a prepayment fee equal to 3.00% if the prepayment occurs within one year of the Closing, 1.25% if the prepayment occurs during the second year following the Closing, and 0.50% if the prepayment occurs more than two years after the Closing and prior to the Maturity Date.

The Solar Term Loan is secured by substantially all of the Company’s assets. The Loan Agreement also contains a financial covenant related to the Company’s liquidity based on the Company’s trailing twelve-month net product revenues. The Company is required to hold at least $15.0 million in cash and cash equivalents so long as trailing twelve-month net product revenues are less than $75.0 million and at least $7.5 million in cash and cash equivalents so long as trailing twelve-month net product revenues are greater than or equal to $75.0 million but less than $100.0 million (collectively “Minimum Liquidity Requirements”). The Company is not subject to a Minimum Liquidity Requirement when trailing twelve-month net product revenues exceeds $100.0 million.

The Loan Agreement contains customary events of default, including bankruptcy, the failure to make payments when due, the occurrence of a material impairment on the Lenders’ security interest over the collateral, a material adverse change, the occurrence of a default under certain other indebtedness of the Company and its subsidiaries, the rendering of certain types of judgments against the Company and its subsidiaries, the revocation of certain government approvals, violation of covenants, and incorrectness of representations and warranties in any material respect. Upon the occurrence of an event of default, subject to specified cure periods, all amounts owed by the Company would begin to bear interest at a rate that is 5.00% above the rate effective immediately before the event of default and may be declared immediately due and payable by the Lenders.

The Loan Agreement also contains certain restrictive covenants that limit the Company’s ability to incur additional indebtedness and liens, merge with other companies or consummate certain changes of control, acquire other companies, engage in new lines of business, make certain investments, pay dividends, transfer or dispose of assets, amend certain material agreements or enter into various specified transactions, as well as financial reporting requirements.

Item 1.02 Termination of a Material Definitive Agreement.

Simultaneously with the Company’s entry into the Loan Agreement, on May 29, 2020, the Company prepaid in full all outstanding obligations under, and terminated, the Pharmakon Term Loan, made pursuant to the Loan Agreement, dated October 13, 2017, between SI-BONE and Biopharma Credit Investments IV Sub LP, as amended on June 15, 2018, (the “Pharmakon Agreement”). The material terms and conditions of the Pharmakon Agreement were described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, and such description is incorporated herein by reference. In connection with this prepayment, the Company paid total consideration of approximately $41.6 million, which consisted of (i) $40.0 million of remaining principal amount outstanding, (ii) approximately $0.8 million of accrued and unpaid interest, and (iii) approximately $0.8 million in prepayment fees and transaction expenses.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference here.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SI-BONE, INC.

Date:	June 1, 2020	By:	/s/ Laura A. Francis
Laura A. Francis
Chief Operating Officer and Chief Financial Officer
(Principal Financial and Accounting Officer)